Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following entities comprise the direct and indirect subsidiaries of the Registrant:

Evans Bank, N.A. (United States)

Evans National Financial Services, LLC

The Evans Agency, LLC

Frontier Claims Services, Inc.

ENB Associates Inc.

Evans National Holding Corp.

Evans National Leasing, Inc.

Evans Capital Trust I (Delaware)

ENB Employers Insurance Trust

Suchak Data Systems, LLC

The state of or jurisdiction of incorporation or organization (unless otherwise noted) is NY.